Exhibit 10.48
PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made this 21st day of December, 2006, by and between Comstock Countryside, L.C. (“Seller”), a Virginia limited liability company and Merion-Loudoun, LC, a Virginia limited liability company (“Purchaser”).
WITNESSETH:
     WHEREAS, Seller is the Declarant of The Villas at Countryside Condominium in Sterling, Virginia (the “Condominium”), and owns thirty (30) units therein, as identified on Exhibit A attached hereto (the “Units”);
     WHEREAS, Seller desires to sell and Purchaser desires to purchase the Units, and, in conjunction therewith, Seller desires to transfer and Purchase desires to accept certain Special Declarant Rights (as such term is defined in Section 55-79.41 of the Virginia Condominium Act) relating to the Units, all in accordance with the terms and conditions hereof.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Agreement of Purchase and Sale. Seller hereby agrees to sell and convey unto the Purchaser, and Purchaser hereby agrees to purchase from Seller, the Units at the price and upon the terms and conditions hereinafter set forth.
     2. Purchase Price. The purchase price for the Units shall be Four Million Two Hundred Thousand and No/100 Dollars ($4,200,000) (the “Purchase Price”). The Purchase Price shall be paid by Purchaser to Seller by wire transfer in immediately available funds at closing hereunder (“Closing”).
     3. Closing. Purchaser and Seller shall close on the sale of the Units no later than December 27, 2006. Closing shall be conducted at the offices of Premier Title Company (“Closing Agent”). At Closing, Seller shall convey the Units to Purchaser by special warranty deed, which shall thereupon be recorded among the applicable land records. Seller shall also deliver actual possession of the Units to Purchaser at Closing free and clear of all leases and tenancies. Seller and Purchaser agree to execute and deliver such documents as may be requested by Closing Agent to effect Closing. Seller shall pay the transfer tax applicable to this transaction. Purchaser shall pay all other costs of Closing, including without limitation the cost of obtaining title insurance and financing for the Units. Each party shall pay for its own attorneys fees. All real estate taxes, utility bills, Condominium assessments and other charges and fees related to the Units shall be prorated as of the date of Closing such that all such expenses from and after the date of Closing shall be borne by Purchaser. Purchaser and Seller agree to cooperate after Closing with respect to any adjustments to the prorations provided for hereunder.

     4. Marketing and Sales Agreement. At Closing, Seller and Purchaser shall enter into an agreement, in the form attached hereto as Exhibit B, whereby Seller shall become the exclusive agent for the marketing and sales of the Units.
     5. Unit Outsale Contracts. At Closing, Seller and Purchaser shall enter in a document which assigns the deposits, rights and obligations under existing unsettled contracts for the sale of Units to retail purchasers (“Unit Outsale Contracts"). The Units which are subject to a Unit Outsale Contract shall be as stated in Exhibit C-1 and copies of all Unit Outsale Contracts shall be attached thereto as Exhibit C-2. The form of the assignment of Unit Outsale Contracts is attached hereto as Exhibit C-3.
     6. Special Declarant Rights. At Closing, Seller and Purchaser shall enter into a document, in the form attached hereto as Exhibit D, whereby Seller shall transfer to Purchaser certain Special Declarant Rights in order to facilitate the sale of Units and whereby Purchaser becomes of Co-Declarant with the right to offer Units for sale under the governing documents of the Condominium (the “Condominium Documents”). Said document shall thereupon be recorded among the applicable land records immediately following the recordation of the special warranty deed. Immediately thereafter, Purchaser shall cause the Condominium Registration Application and the Public Offering Statement of the Condominium to be amended to reflect the conveyance of the Units and transfer of Special Declarant Rights from Seller to Purchaser. Seller and Purchaser each agree to promptly take all action necessary to effect the foregoing amendments.
     7. Purchaser’s Default; Seller’s Remedy. In the event that Seller performs all of its obligations hereunder and Purchaser fails to meet any of its obligations under the Agreement or to complete settlement hereunder, Seller shall be entitled to terminate this Agreement and shall have all remedies available at law or in equity, and thereupon the parties hereto shall have no further rights or obligations hereunder.
     8. Seller’s Default; Purchaser’s Remedy. In the event that Seller fails to settle on the Property pursuant to the terms hereof or otherwise breaches the terms hereof, Purchaser shall have, as its sole remedy, (i) the right to seek specific performance under this Agreement and to recover all costs associated with obtaining specific performance, including reasonable attorneys’ fees, and (ii) the license, without cost, to use all marketing materials, brochures and the like to continue to market the Units; provided, however, that Purchaser shall not use the name “Comstock” in any such marketing.
     9. Representations and Warranties. Seller hereby represents and warrants that it is selling the Units to Purchaser with all of the representations and warranties made to prospective purchasers in the Public Offering Statement for the Condominium and the Exhibits thereto (collectively, the “POS”). Seller hereby acknowledges and agrees that any warranty work on Units, or on any other units or the Common Elements in the Condominium, for which Seller is responsible as Declarant under the Condominium Documents or as otherwise mandated by the Virginia Condominium Act — shall be performed by Seller at its sole cost and expense. Seller and Purchaser hereby acknowledge that as Co-Declarants of the Condominium the statutory warranty period provided in the Virginia Condominium Act shall not commence until each Unit has been conveyed to a third party purchaser.

Except as expressly set forth in the POS or as otherwise mandated by the Virginia Condominium Act, Seller shall sell and convey to Purchaser, and Purchaser shall accept, the Units in “as-is”, “where-is” condition. Planned renovations of the Units, as more particularly described in Exhibit E attached hereto, shall be completed by the Seller at the Seller’s sole expense within sixty (60) days of Closing. Seller shall remain responsible for all obligations incurred or outstanding with regard to improvements to the Units.
     10. Receipt of POS. Purchaser hereby acknowledges having received the POS, and hereby waives its right to rescind this Agreement following the full-execution hereof.
     11. General Provisions.
     a. Broker. Purchaser and Seller warrant that they have not dealt with any broker in the transaction contemplated hereby. Seller and Purchaser each agree to indemnify and hold harmless the other party from any claim for commission by any broker or agent claiming any such commission for or through either Seller or Purchaser other than referenced herein.
     b. Applicable Law. The provisions of this Agreement and the application thereof shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflicts of laws principles.
     c. Merger. Unless otherwise expressly stated to the contrary, the provisions of this Agreement shall be merged into the execution and delivery of the deed and shall not survive closing.
     d. Computation of Time. In the event that any period of time provided for under this Agreement expires, or falls upon, a Saturday, Sunday or legal holiday, then said period of time will be deemed to be extended to the immediately following business day. Time shall be of the essence for all purposes under this Agreement.
     e. Entire Agreement. This Agreement constitutes the entire agreement by and between the parties. No amendment, modification, or waiver under this Agreement shall be effective unless in writing and signed by both parties.
     f. Notices. Unless otherwise agreed to by the parties any and all notices required hereunder shall be sent to the parties by hand delivery or overnight delivery service or by certified or registered mail, return receipt requested, (or by facsimile transmission when followed by delivery of the original) at the following addresses:

If to Seller:

Comstock Countryside, L.C.
c/o Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road, 5th Floor
Reston, Virginia 20190
Attn: Christopher Clemente

If to Purchaser:

William P. Bensten
928 Mackall Avenue
McLean, Virginia 22101
Fax: (703) 442-8714
Any party shall have the right to change the place where notices are to be sent by written notice to the other party.
     g. Assignment. This Agreement and the benefits hereunder are assignable by Purchaser only upon the prior written consent of Seller. This Agreement is assignable by Seller to parties under common control of Seller and shall be binding upon its successors and assigns.
     h. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original.
     g. Survival. The obligations contained in Sections 4 through 9 and 11 of this Purchase and Sale Agreement shall survive Closing and shall not be merged into the deed of conveyance for the Units.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

SELLER:

Comstock Countryside, L.C., a Virginia limited liability company

By:	Comstock Homebuilding Companies, Inc., Its Manager

	By:	/s/ Christopher Clemente

Christopher Clemente
Chief Executive Officer

PURCHASER:

Merion-Loudoun, LC, a Virginia limited liability company

By:		/s/ William P. Bensten

Name:		William P. Bensten

Title:		Managing Member